UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2009

First State Financial Corporation

(Exact name of Registrant as specified in its Charter)

Florida	000-50992	65-0771145
(State or Other Jurisdiction of Incorporation)	(SEC Commission File No.)	(IRS Employer Identification Number)

22 S. Links Avenue, Sarasota, Florida	34236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 929-9000

Not Applicable

(Former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.02 (a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

This amended 8-K/A is being filed to amend the original 8-K that was filed on April 23, 2009. On April 22, 2009, First State Financial Corporation (the “Company”) management recommended to the Audit Committee of the Company’s Board of Directors, and the Audit Committee agreed, that the Company’s consolidated financial statements for the year ended December 31, 2008 should be restated and the previously issued consolidated financial statements, and any related reports from its independent registered public accounting firm for such period, should no longer be relied upon.

Management determined that the 2008 consolidated financial statements should be restated as a result of the following reporting errors:

In preparation of its subsidiary bank’s Call Report and the related notes to the consolidated financial statements, the Company used the subsidiary bank’s net operating loss carryforward portion of its deferred tax asset as of December 31, 2008 as the only disallowed portion of its deferred tax asset for regulatory reporting purposes on Schedule RC-R – Regulatory Capital for Tier 1 capital. Deferred tax assets arising from other temporary differences were not included in the disallowed deferred tax asset. However, upon further review of the regulatory guidelines and interpretative clarification from our subsidiary bank’s primary regulator, it was determined that the entire deferred tax asset should have been disallowed (and not just the net operating loss carryforward portion) from Tier 1 capital.

This error will be corrected in our amended filing by using the subsidiary bank’s entire deferred tax asset as the disallowed portion of Tier 1 capital and will have the effect of decreasing our capital ratios from what was previously reported. The revised capital ratios as of December 31, 2008 are as follows: total risk based capital 8.07%, tier one capital 6.77% and leverage ratio 5.84%. This decrease in capital ratios raised doubt about the Company’s ability to realize its deferred tax asset and thus it was further determined that a $6.9 million valuation allowance on the deferred tax asset was also necessary. This additional valuation allowance does not have any impact on the Company’s capital ratios. The effect of this valuation allowance decreased the Company’s assets by $6.7 million, increased the Company’s liabilities by $248 thousand and decreased equity by $6.9 million. In addition, the Company’s tax benefit was decreased, the Company’s net loss was increased and the Company’s equity was decreased by $6.9 million. The Company’s statement of cash flows will also be adjusted to reflect the $6.9 million addition to net loss and the change in the net deferred tax asset.

Additionally, the Company disclosed in the notes to the consolidated financial statements that at December 31, 2008, its $25.0 million repurchase agreements were callable immediately as a result of its subsidiary bank not maintaining its “well capitalized” status with the FDIC. However, upon further review of the associated agreements and discussions with the counterparty to the agreements in April of 2009, the Company believed that there was ambiguity in the agreements pertaining to the rights of the non defaulting party. The agreements were subsequently amended in April of 2009 and the Company is adding additional disclosure to the 2008 consolidated financial statements regarding the revised events of default and rights of the non defaulting party, which include the right to receive payment of additional amounts in the event of default associated with unwinding of related interest rate swaps. These additional amounts totaled $4.6 million as of April 13, 2009. As of December 31, 2008, the Company was in compliance with the amended agreements. However, as of March 31, 2009, the Company was in default under the amended agreements as a result of its subsidiary bank not maintaining its “adequately” capitalized status with the FDIC. There will be no impact to the December 31, 2008 consolidated balance sheet, statement of income, statement of cash flow or statement of changes in stockholders’ equity associated with this additional disclosure.

The Company will file the amended 2008 Form 10-K as soon as practicable.

The Audit Committee of the Company’s Board of Directors agreed with the above conclusions. In addition, management and the Audit Committee have discussed these matters with the Company’s independent registered public accounting firm, Crowe Horwath LLP.

The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST STATE FINANCIAL CORPORATION

Date: May 5, 2009	By:	/s/ John E. (“Jed”) Wilkinson
John E. (“Jed”) Wilkinson
President and Chief Executive Officer